Exhibit 10.1
TIME-BASED AWARD AGREEMENT
UNDER THE
TEXAS CAPITAL BANCSHARES, INC.
AMENDED AND RESTATED 2015 LONG-TERM INCENTIVE PLAN

1.Award of Units. Pursuant to the Texas Capital Bancshares, Inc. Amended and Restated 2015 Long-Term Incentive Plan (the “Plan”) of Texas Capital Bancshares, Inc., a Delaware corporation and its Subsidiaries (together, the “Company”), __________________ (the “Participant”) as an employee (or Contractor) of the Company, has been granted an Award under the Plan for ________________________________ (___________) Restricted Stock Units (the “Awarded Units”), which may be converted into the number of whole shares of Common Stock (in accordance with Section 4 below) equal to the number of vested Awarded Units (determined in accordance with Section 3 below), subject to the terms and conditions of the Plan and this Award Agreement (this “Agreement”). The Date of Grant of this Award is ____________, 2022. Each Awarded Unit shall be a notional share of Common Stock, with the value of each Awarded Unit being equal to the Fair Market Value of a share of Common Stock at any time. This Agreement supersedes any previously signed Agreement of the Awarded Units, if any.
2.Subject to Plan. This Agreement is subject to the terms and conditions of the Plan, and the terms of the Plan shall control to the extent inconsistent with the provisions of this Agreement. The capitalized terms used herein that are defined in the Plan shall have the same meanings assigned to them in the Plan, except as otherwise expressly provided herein. This Agreement is subject to any rules promulgated pursuant to the Plan by the Board or the Committee and communicated to the Participant in writing.
3.Vesting; Forfeiture. Awarded Units which have become vested pursuant to the terms of this Section 3 are collectively referred to herein as “Vested Units.” All other Awarded Units are collectively referred to herein as “Unvested Units.” The Participant shall be eligible to receive shares of Common Stock with respect to the Vested Units in accordance with Section 4 below. Subject to the provisions of Section 5 and Section 34 below and except as otherwise provided in this Section 3, the Awarded Units will be vested in accordance with the Schedule set forth below, if, as of the date(s) specified in the Schedule, the Participant is employed by (or if the Participant is a Contractor, is providing services to) the Company or its Subsidiaries on such date(s)):

Vesting Date	Awarded Units that Become Vested Units on such Date
The one year anniversary of the Date of Grant	33.3%
The second year anniversary of the Date of Grant	An additional 33.3%
The third year anniversary of the Date of Grant	An additional 33.4%

a.Except as otherwise provided by Section 3.b., Section 3.c. and Section 3.d. hereof, immediately upon the Participant’s Termination of Service for any reason whatsoever, the Participant shall be deemed to have forfeited all of the Participant’s Unvested Units. Similarly, if the Participant provides notice to the Company in accordance with Section 7 hereof that he or she is resigning from employment with the Company for any reason, then the Participant shall be deemed to have forfeited all of the Participant’s Unvested Units as of the first day of the Notice Period (as defined in Section 7 hereof).
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b.Notwithstanding the foregoing and except as otherwise provided in Section 5 below, in the event that a Change in Control occurs, the acquiror or surviving or resulting corporation assumes the Units and on or after the date of the Change in Control, the Participant incurs a Termination of Service by the Company (or by its successor following the Change in Control) without Cause or by the Participant for Good Reason, then all Unvested Units shall immediately become Vested Units upon such termination.
c.Notwithstanding the foregoing, if the Participant’s employment with the Company or any of its Subsidiaries terminates by reason of the Participant’s death or Total and Permanent Disability, all Unvested Units shall immediately become Vested Units upon such termination.
d.Notwithstanding anything to the contrary contained herein and subject to Section 5 and the Non-Compete in this Section 3.d.(i), if at any time after the date the Retiring Participant reaches age 60 plus 10 years of service with the Company, the Retiring Participant, after providing the Company with three months written notice of his or her intent to retire, incurs a Termination of Service with the Board’s consent (other than a Termination of Service for Cause or without Good Reason), then, provided that the Company determines that the Retiring Participant continued to perform his or her duties during the three month notice period in accordance with the terms and conditions of the retirement transition plan provided to the Retiring Participant by the Company on or after the date the Retiring Participant provided notice of his or her intent to retire, the Unvested Units shall not be forfeited upon the Participant’s Termination of Service and instead, such Unvested Units shall continue to be subject to the vesting provisions set forth in Section 3.a. as if the Retiring Participant had remained employed by the Company (with shares of Common Stock being delivered pursuant to Section 4 on the original Vesting Dates). The Retiring Participant acknowledges and agrees that once the Retiring Participant provides written notice to the Company of his or her intent to retire, the Retiring Participant shall no longer be eligible to receive any additional grants under the Plan.
(i)Non-Competition. During the Restricted Period, the Retiring Participant agrees that he or she shall not, without the Company’s prior written consent, directly or indirectly: (i) carry on or engage in Competitive Services within the Restricted Territory on his or her own or on behalf of any Person or any Principal or Representative of any Person, or (ii) own, manage, operate, join, control or participate in the ownership, management, operation or control, of any business, whether in corporate, proprietorship or partnership form or otherwise where such business is engaged in the provision of Competitive Services within the Restricted Territory, except that the Retiring Participant may own publicly traded stock for investment purposes only in any company in which the Participant owns less than 5% of the voting equity.
(1)For purposes of this Agreement and this Section 3.d.(i), (V) “Restricted Period” means the remaining vesting period; (W) “Restricted Territory” means the State of Texas, and any other territory where the Company had operations on the retirement date of the Retiring Participant or the date of termination (if the conduct occurs after the Retiring Participant’s Termination of Service), as applicable; and (X) “Competitive Services” means engaging in the business of wealth management, investment banking and commercial and mortgage banking, including, without limitation, originating, underwriting, closing and selling loans, receiving deposits, broker-dealer or securities activities, as well as the business of providing any other activities, products, or services of the type conducted, authorized, offered, or provided by the Company as of the date of the Participant’s Termination of Service, or during the two (2) years immediately prior to the date of the Participant’s Termination of Service; (Y) “Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise; and (Z) “Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.
4.Delivery of Common Stock. The Vested Units shall be converted into the number of whole shares of Common Stock equal to the number of Vested Units and the Company shall electronically register such shares of Common Stock in the Participant’s name (or in the name of his or her estate or beneficiary) or deliver certificates for such shares of Common Stock to the Participant in accordance with the following schedule:
a.On the vesting dates set forth in Section 3.a.(i); or
b.If earlier, (i) the date of the Participant’s death or Total and Permanent Disability as provided in Section 3.c. of this Agreement, or (ii) the date of the Participant’s Termination of Service without Cause or with Good Reason on or after a Change in Control as provided in Section 3.b. of this Agreement.
To the extent an Awarded Unit does not vest in accordance with the provisions of this Agreement, such Awarded Unit shall be forfeited and no shares of Common Stock shall be delivered with respect to such forfeited Awarded Unit.
5.Forfeiture and Disgorgement.
a.Notwithstanding any provisions in this Agreement to the contrary, in the event the Participant violates the provisions of Sections 3.d.(i) or 5.b. or the provisions of any agreement between the Company (or any of its Subsidiaries) that contains confidentiality, non-solicitation or other protective or restrictive covenant provisions, then:
(i)the Awarded Units shall immediately cease to vest as of the date of such violation;
(ii)any shares of Common Stock that had not been registered (or delivered) with respect to Awarded Units shall be immediately forfeited and this Agreement (other than the provisions of this Section 5) will be terminated on the date of such violation; and
(iii)any shares of Common Stock (less any taxes paid by the Participant on such shares of Common Stock) that had been delivered to the Participant (or registered in the Participant’s name) with respect to any Vested Units shall be immediately returned to the Company by the Participant.

The Company must deliver written notice of its intent to enforce the provisions of this Section 5.a. at least 15 days prior to the date it intends to enforce the terms of Sections 5.a.(i) and (ii). Both the Company and the Participant agree that upon delivery of written notice under this Section 5.a., neither party will enter into any transaction that will affect the other party’s interests in the cash subject to dispute until the expiration of the 15-day notice period.
The provisions of this Section 5 (including, without limitation, the provisions of this Section 5.a. and the provisions of Section 5.b. below) only shall apply to the Awarded Units for the period beginning on the Date of Grant and ending on the anniversary date of the last year of the date the Awarded Units become vested in accordance with the provisions of Section 3 above (regardless of whether the Agreement terminates or expires prior to such date) or (ii) if a Change in Control occurs, the date of the Participant’s Termination of Service either by the Company without Cause or by the Participant with Good Reason.
b.The Participant agrees that to protect the Company’s Confidential Information, and in consideration for the equity compensation awarded in this Agreement, it is necessary to enter into the Non-Compete covenant in Section 3.d.(i) above as applicable and the following protective covenants, which are ancillary to the enforceable promises between the Company and the Participant (or Retiring Participant as applicable) in this Agreement. By execution of this Agreement (whether by electronic means or handwritten signature), the Participant (or Retiring Participant as applicable) agrees to the following:
(i)Confidential Information.
(1)Definition of Confidential Information. The Participant acknowledges that the Company would not provide the Participant with access to its Confidential Information or grant the Awarded Units but for the Participant’s covenants or promises contained in this Section 5.b. For purposes of this Agreement, “Confidential Information” shall mean the Company’s (for purposes of this Section 5.b., the “Company” shall include both the Company and Texas Capital Bank’s (“TCB”)) unique concepts, lending practices, sales presentations, marketing programs, marketing strategies, business practices, methods of operation, pricing information, cost information, trademarks, licenses, technical information, proprietary information, computer software programs, computer tapes and disks concerning its operations systems, customer lists, customer leads, customer loan and financial information, documents identifying past, present and future customers, customer profiles and preference data, hiring and training methods, investment policies, financial and other confidential, proprietary and/or trade secret information concerning the Company’s operations and expansion plans. Confidential Information includes, without limitation, information about the Company’s business, proprietary, and technical information that is not known to others and could have economic value to others if improperly disclosed. Confidential Information also means any information the Company discloses to the Participant, either directly or indirectly, in writing, orally or by inspection of tangible objects, including, without limitation, information and technical data contained in the Company’s manuals, booklets, publications and materials, equipment of every kind and character, as well as documents, prototypes, samples, prospects, inventions, product ideas, know how, processes, plans (including, without limitation, marketing plans and strategies), specifications, designs, techniques, technology, formulas, software, improvements, forecasts, and research. Confidential Information does not include any information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. The Participant’s obligations under this Section 5 regarding specific Confidential Information shall cease when that specific portion of the Confidential Information loses its status as Confidential Information.
(2)Access to and Agreement Not To Disclose Confidential Information. During the Participant’s employment with Company, the Company agrees to provide the Participant with some or all of the Company’s Confidential Information to which the Participant has not had previous access or knowledge. By executing this Agreement, the Participant agrees that the Confidential Information constitutes valuable, special and unique assets of the Company, developed at the Company’s great expense, the unauthorized use or disclosure of which would cause irreparable harm to the Company. The Participant understands and acknowledges that the Company is engaged in a specialized and competitive industry; that the Company relies heavily on information, data, programs, and processes it has developed and acquired; and that competitors can reap potential or real economic benefits from the possession of the Confidential Information that is otherwise not available to its competitors. The Participant understands and acknowledges, therefore, that the protection of the Company’s Confidential Information constitutes a legitimate business interest of the Company. The Participant acknowledges that the Confidential Information is the Company’s exclusive property, and the Participant will hold the Confidential Information in trust and solely for the Company’s benefit. The Participant further acknowledges that portions of the Confidential Information constitute “trade secrets” under Texas and federal law and, in addition to the other protections provided in this Agreement, all trade secrets will be accorded the protection and benefits under Texas law, federal law, and any other applicable law.
In exchange for the Company’s promise to provide the Participant with some or all of the Company’s Confidential Information to which the Participant has not previously had access or knowledge, the Participant agrees that he or she will not, either during the period of the Participant’s employment with the Company or at any time thereafter, use or rely upon for the Participant’s benefit or the benefit of another, or disclose, disseminate, or distribute to anyone, including, without limitation, any individual, person, firm, corporation, or other entity, or publish, or use for any purpose, any of the Confidential Information (whether acquired, learned, obtained, or developed by the Participant alone or in conjunction with others), except (A) as properly required in the ordinary course of the

Company’s business or as the Company directs and authorizes or; (B) as required by applicable law (if, to the extent reasonable and practicable, reasonable prior notice of such disclosure is given to the Company). The Participant agrees that he or she will take all reasonable measures to protect the secrecy of and avoid unauthorized disclosure and unauthorized use of the Confidential Information. The Participant also agrees to notify the Company immediately in the event of any unauthorized use, reliance upon or disclosure of the Company’s Confidential Information of which the Participant is aware.
(3)Use of Confidential Information During Employment. The Participant further agrees that in the course of his or her employment by the Company, the Participant will not remove from any office of the Company any documents, electronically stored information, or related items that contain Confidential Information, including, without limitation, computer discs, recordings, or other storage or archival systems or devices, including copies, except as may be required in the performance of the Participant’s duties as an employee of the Company. The Participant also agrees that he or she will not place or save any Confidential Information on any computer or electronic storage system that is not the Company’s property. All Confidential Information, and all memoranda, notes, records, drawings, documents, or other writings whatsoever made, compiled, acquired, or received by the Participant at any time during his or her employment, including during the term of this Agreement, arising out of, in connection with, or related to any activity or business of the Company, including, without limitation, the customers, vendors, third parties, or others with whom the Company has a business relationship, the arrangements of the Company with such parties, and the pricing and expansion policies and strategy of the Company, are, and shall continue to be, the Company’s sole and exclusive property.
(ii)No Solicitation of Employees/Customers. The Participant agrees that during the Restricted Period, the Participant will not, alone or in combination with any individual, partner(s), company, corporation, or other entity or business with which he is in any way affiliated, including, without limitation, any partner, limited partner, member, director, officer, shareholder, employee, or agent of any such entity, recruit, solicit, request, induce or attempt to influence, directly or indirectly, any employee of the Company to resign or terminate employment with the Company. The Participant agrees that during the Restricted Period, he or she shall not, directly or indirectly, as an owner, stockholder, director, employee, partner, agent, broker, consultant or other participant solicit a customer or prospective customer, or accept any business from a customer or prospective customer with whom he or she has done business or with whom he or she has had contact during the last 12 months of the Participant’s employment with the Company.
(1)For purposes of this Agreement, (V) “Restricted Period” means during the Participant’s employment with the Company, and a period equal to the longer of (i) the one year period after the date the Participant’s employment with the Company terminates for any reason, or (ii) in the event the Awarded Units vest in accordance with Section 3.d. above, the remaining vesting period; provided, however, that the Restricted Period for a Participant on Garden Leave in accordance with Section 7, shall commence on the first day of the Garden Leave and continue for a period of ten (10) months from that date.
(iii)Return of Materials. The Participant agrees that he or she will not retain or destroy (except as set forth below), and will immediately return to the Company on or prior to the Participant’s termination date, or at any other time the Company requests such return, any and all property of the Company that is in the Participant’s possession or subject to his or her control, including, but not limited to, customer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, email, documents, diskettes, CDs, tapes, keys, access cards, credit cards, identification cards, equipment, computers, mobile devices, other electronic media, all other files and documents relating to the Company and its business (regardless of form, but specifically including all electronic files and data of the Company), together with all Confidential Information belonging to the Company or that the Participant received from or through his or her employment with the Company. The Participant will not make, distribute, or retain copies of any such information or property. To the extent that the Participant has electronic files or information in his possession or control that belong to the Company or otherwise contain Confidential Information (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), on or prior to the Participant’s termination date, or at any other time the Company requests, the Participant shall (1) provide the Company with an electronic copy of all of such files or information (in an electronic format that readily accessible by the Company); (2) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non-Company-owned computers, mobile devices, electronic media, cloud storage, and other media, devices, and equipment, such that such files and information are permanently deleted and irretrievable; and (3) provide a written certification to the Company that the required deletions have been completed and specifying the files and information deleted and the media source from which they were deleted.
(iv)Reasonableness; Notification. The Participant acknowledges that the geographic boundaries, scope of prohibited activities and the duration of the provisions in Section 3.d.(i) and this Section 5.b are reasonable and are no broader than are necessary to protect the Company’s legitimate business interests. The provisions of Section 3.d.(i) and this Section 5.b shall survive the termination of the Participant’s employment and can be revoked or modified only by a writing signed by the parties that specifically states an intent to revoke or modify this provision. The Participant acknowledges that the Company would not provide him or her with access to its Confidential Information but for his or her covenants or promises contained in this Section 5.b. The Participant further agrees that during the Restricted Period, he or she shall immediately notify the Company in writing of any employment, work, or business he or she undertakes with or on behalf of any person (including himself or herself) or entity.

(v)Injunctive Relief. The Participant acknowledges and agrees that the Participant’s obligations, covenants, and agreements in Sections 3.d.(i) and 5.b.(i)-(iii) concern special, unique and extraordinary matters and that a violation of any of the terms of these agreements, covenants or obligations will cause the Company irreparable injury for which adequate remedies at law are not available. Therefore, the Participant agrees that the Company, in addition to any amounts that the Company is entitled to pursuant to Section 5.a. above, will be entitled to an injunction, restraining order, or all other equitable relief as a court or arbitrator of competent jurisdiction may deem necessary or appropriate to restrain the Participant from committing any violation of the agreements, covenants or obligations referred to in Sections 3.d.(i) and 5.b.(i)-(iii). The Participant waives any requirement that the Company post a bond or other security should the need arise.
(vi)Attorneys’ Fees. If the parties become involved in legal action regarding the enforcement of the Protective Covenants, the prevailing party in such action will be entitled, in addition to any other remedy, to recover from the non-prevailing party its/his/her reasonable costs and attorneys’ fees incurred in connection with such action.
(vii)Disclosures to Courts, Governmental Agencies or Administrative or Legislative Bodies. Notwithstanding the foregoing or any other agreement regarding confidentiality with the Company, the Participant may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over the Participant or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Participant to divulge, disclose or make accessible such information. Nothing in this Agreement is intended to interfere with the Participant’s right to (1) report possible violations of state or federal law or regulation to any governmental agency or entity, (2) make other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, (3) file a claim or charge with any government agency or entity, or (4) testify, assist, or participate in an investigation, hearing, or proceeding conducted by any government or law enforcement agency, entity or court.
(viii)Defend Trade Secrets Act of 2016. The Participant is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that the Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (1) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Participant is further notified that if the Participant files a lawsuit for retaliation against the Company for reporting a suspected violation of law, the Participant may disclose the Company’s trade secrets to the Participant’s attorney and use the trade secret information in the court proceeding if the Participant: (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

6.Non-Disparagement. The Participant agrees that during the Restricted Period, the Participant shall not make, publish or communicate to any person or entity or in any public forum (including social media) any defamatory or disparaging remarks, comments or statements concerning the Company or any of its products, services, affiliates, directors, officers, or employees.  Notwithstanding the foregoing, this provision does not in any way limit, restrict, or impede any of the Participant’s rights that are expressly reserved in Section 5(vii) and (vii), or in any way limit the Participant’s ability to provide truthful testimony or information in response to a subpoena, court or arbitral order, or valid request by a government entity, or as otherwise required by law.
7.Notice Regarding Resignation of Employment.
a.The Participant agrees that in the event the Participant decides to resign from his or her employment with the Company for any reason, the Participant will give the Company at least sixty (60) days’ prior written notice of such resignation (the “Notice Period”), and the Participant shall be deemed to have forfeited all of the Participant’s Unvested Units as of the first day of the Notice Period.
b.Upon receipt of such notice, the Company may, in its sole discretion, (i) accept Participant’s resignation early and terminate Participant’s employment at any time during the Notice Period without any further obligation whatsoever to the Participant other than payment of wages due through the date of termination; (ii) relieve the Participant of his or her duties and responsibilities or exclude the Participant from any of the premises of the Company, or both during the Notice Period or any portion thereof (“Garden Leave”); and/or (iii) permit the Participant to continue his or her duties and responsibilities during the Notice Period or any portion thereof (the “Active Notice Period”). During the Active Notice Period or Garden Leave, as applicable, the Participant (a) shall remain an employee of the Company and continue to be subject to all of his or her obligations under this Agreement, (b) shall continue to be paid the Participant’s full base salary, excluding any bonus or other variable compensation, (c) shall continue to be eligible to participate in the Company’s employee benefit plans (in accordance with the terms of such plans), and (d) if on Garden Leave, shall not, without the prior written consent of an authorized representative of the Company, (i) indirectly (e.g. via third parties) or directly contact, communicate with, or otherwise have dealings with any actual or prospective investor, client, customer or employee of the Company, or (ii) enter onto the premises of the Company.
8.Who May Receive Common Stock with Respect to Vested Units. During the lifetime of the Participant, the Common Stock received upon conversion of the Vested Units may only be received by the Participant or his or her legal representative. If the Participant dies prior to the date his or her Awarded Units are converted into shares of Common Stock as described in Section 4 above, the Common Stock relating to such converted Awarded Units may be received by any individual who is entitled to receive the property of the Participant pursuant to the applicable laws of descent and distribution.
9.Common Stock Subject to Ownership Guidelines. The Participant acknowledges, understands and agrees that any Common Stock delivered to the Participant (or registered in the Participant’s name) pursuant to this Agreement shall be subject to the Common Stock ownership guidelines as adopted by the Committee and in effect from time to time, and that the Participant (if and as applicable to Participant) may be required to hold such Common Stock until the Participant has met the requirements of such ownership guidelines. The Participant further acknowledges, understands and agrees that the Committee retains the right to modify the Company’s Common Stock ownership guidelines at any time.
10.Rights as Stockholder. The Participant will have no rights as a stockholder with respect to the Awarded Units until the issuance of a certificate or certificates to the Participant or the registration of such shares of Common Stock in the Participant’s name. The Awarded Units shall be subject to the terms and conditions of this Agreement.
11.No Fractional Shares. Awarded Units may be converted only with respect to full shares, and no fractional share of Common Stock shall be issued.
12.Non-Assignability. The Awarded Units are not assignable or transferable by the Participant except by will or by the laws of descent and distribution.
13.The Participant’s Acknowledgments. The Participant acknowledges receipt of a copy of the Plan, which is annexed hereto, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Awarded Units subject to all the terms and provisions thereof. The Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under the Plan or this Agreement.
14.Adjustment of Number of Awarded Units and Related Matters. The number of shares of Common Stock covered by the Awarded Units shall be subject to adjustment in accordance with Articles 11-13 of the Plan.
15.Execution of Documents. The Participant, by his or her electronic execution of this Agreement, hereby agrees to execute any documents requested by the Company in connection with the payment of any amount in connection with the Awarded Units pursuant to this Agreement.
16.Remedies. Except as otherwise provided in Section 5 in this Agreement, each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys’ fees) caused by any breach of any provision of this Agreement, and to exercise all other rights existing in the party’s favor. No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches and no waiver of any provisions of this Agreement shall constitute a waiver of any other provision of this Agreement. The remedies for any violation of Section 5 above are limited to the forfeiture, disgorgement, injunction and attorneys’ fees remedies specified in Sections 5.a., b.(v) and b.(vi). and are subject to the time-limitations set forth in Section 5.a. above. The remedies described in this Section 15 do not apply to Section 5.
17.The Participant’s Representations. Notwithstanding any of the provisions hereof, the Participant hereby agrees that the Company will not be obligated to register any shares of Common Stock in the Participant’s name or issue any shares of Common Stock to the Participant hereunder, if the issuance of such shares shall constitute a violation by the Participant or the Company of any provision of any law or regulation of any governmental authority. Any determination by the Company under this Section 17 shall be final, binding, and conclusive. The obligations of the Company and the rights of the Participant are subject to all applicable laws, rules and regulations.
18.Investment Representation. Unless the shares of Common Stock are issued to the Participant in a transaction registered under applicable federal and state securities laws, by his or her execution hereof, the Participant represents and warrants to the Company that all Common Stock which may be acquired hereunder will be acquired by the Participant for investment purposes for his or her own account and not with any intent for resale or distribution in violation of federal or states securities laws, all certificates issued with respect to the Common Stock shall bear an appropriate restrictive investment legend and shall be held indefinitely, unless they are subsequently registered under the applicable federal and state securities laws or the Participant obtains an opinion of counsel, in form and substance satisfactory to the Company and its counsel, that such registration is not required.
19.Law Governing; Forum. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas (excluding any conflict of laws rule or principle of Texas law that might refer the governance, construction, or interpretation of this agreement to the laws of another state). The Participant’s sole remedy for any Claim shall be against the Company and no Participant shall have any claim or right of any nature against any Subsidiary of the Company or any stockholder or existing or former director, officer, or Employee of the Company or any Subsidiary of the Company. Subject to the Arbitration Agreement provision below, the parties further agree that the exclusive forum for any litigation arising under the terms of this Agreement and permitted by Section 31 below shall be the state courts for Dallas County, Texas, or the United States District Court for the Northern District of Texas, Dallas Division. With respect to any such court action, the Participant hereby (1) irrevocably submits to the personal jurisdiction of such courts; (2) consents to service of process; (3) consents to venue; and (4) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue, but the parties agree that such promises by the Participant shall not be in derogation of the parties’ obligation to arbitrate set forth in Section 31 below. The parties further agree that the courts listed above are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.
20.No Right to Continue Service or Employment. Nothing herein shall be construed to confer upon the Participant the right to continue in the employ or to provide services to the Company or any Subsidiary, whether as an Employee, Contractor, consultant or Outside Director, or interfere with or restrict in any way the right of the Company or any Subsidiary to discharge the Participant as an Employee, Contractor, consultant or Outside Director at any time.
21.Legal Construction. In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by a court or arbitrator of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement. If any of the provisions of Section 5.b should ever be held by a court or arbitrator of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court or arbitrator may deem just and proper for the reasonable protection of the Company’s legitimate business interests and may be enforced by the Company to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.
22.Covenants and Agreements as Independent Agreements. Each of the covenants and agreements set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement. The existence of any claim or cause of action of the Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.
23.Entire Agreement. This Agreement, together with the Plan, supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter in this Agreement and constitute the only agreements between the parties with respect to the subject matter in this Agreement. Except for the Employment Agreement between the Participant and the Company (if any), all prior negotiations and agreements between the parties with respect to the subject matter in this Agreement are merged into this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Plan and that any agreement, statement or promise that is not contained in this Agreement or the Plan shall not be valid or binding or of any force or effect. Except for the specific representations expressly made by the Company in this Agreement, the Participant specifically disclaims that the Participant is relying upon or has relied upon any communications, promises, statements, inducements, or representation(s) that may have been made, oral or written, regarding the subject matter of this Agreement. The parties represent that they are relying solely and only on their own judgment in entering into this Agreement.
24.Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
25.Parties Bound. The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein.
26.Modification. No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties (electronically or otherwise); provided, however, that the Company may change or modify this Agreement without the Participant’s consent or signature if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Code or any regulations or other guidance issued thereunder.
27.Headings. The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.
28.Gender and Number. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.
29.Notice. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or by the Participant, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:
a.Notice to the Company shall be addressed and delivered as follows:
Texas Capital Bancshares, Inc.
2000 McKinney Avenue, Suite 700
Dallas, Texas 75201
Attn: Human Resources
Email: HR@texascapitalbank.com

b.Notice to the Participant shall be addressed and delivered to the most recent address in the Company’s records.
30.Clawback. The Participant acknowledges, understands and agrees, with respect to any shares of Common Stock delivered to the Participant (or registered in the Participant’s name) pursuant to this Agreement, that such shares of Common Stock shall be subject to recovery by the Company, and the Participant shall be required to repay such compensation or shares of Common Stock, in accordance with the Company’s Claw-Back Policy, as in effect from time to time. The Participant further acknowledges, understands, and agrees that the Board retains the right to modify the Company’s Claw-Back Policy at any time.
31.Arbitration.
a.The parties agree that to the fullest extent permitted by applicable law any controversy or claim of any party arising out of or in any way relating to this Agreement, the breach thereof, the Participant’s employment with the Company or the termination thereof shall be settled by final, and binding arbitration in Dallas, Texas, in accordance with any Dispute Resolution and Arbitration Agreement (“DRAA”) between the parties or if there is not a DRAA between the parties in accordance with the Arbitration Agreement below; provided, however, that nothing herein shall preclude the Company or the Participant from seeking temporary or preliminary injunctive relief in connection with an arbitrable controversy, including without limitation any controversy under this Agreement. The court to which the application is made is authorized to grant temporary or preliminary injunctive relief and may do so with or without addressing the merits of the underlying arbitrable dispute, as provided by applicable law.  However, all determinations of final relief will be decided in arbitration, and the pursuit of temporary or preliminary injunctive relief shall not be deemed incompatible with or constitute a waiver of rights under the Arbitration Agreement.
“ARBITRATION AGREEMENT”: IF THE PARTIES ARE NOT SUBJECT TO A DRAA, PARTICIPANT AND THE COMPANY AGREE THAT EXCEPT AS OTHERWISE PROVIDED IN THIS ARBITRATION AGREEMENT, ANY AND ALL CLAIMS OR DISPUTES, PAST, PRESENT, AND FUTURE, ARISING OUT OF OR RELATED TO: (i) THIS AGREEMENT, (ii) ANY OTHER AGREEMENT BETWEEN THEM, OR (iii) PARTICIPANT’S EMPLOYMENT AND SEPARATION OF EMPLOYMENT WITH THE COMPANY, WILL BE DECIDED BY A SINGLE ARBITRATOR THROUGH FINAL AND BINDING ARBITRATION AND NOT BY A JUDGE OR JURY under the then-current Employment Arbitration Rules of the AAA for individually negotiated agreements (“AAA Rules”); provided however, that if there is a conflict between the AAA Rules and this Agreement, this Agreement shall govern.  The AAA Rules may be found at www.adr.org/employment or by searching for “AAA Employment Arbitration Rules” using a service such as www.Google.com. The provisions set forth herein, including all waivers included herein, shall be governed by and interpreted in accordance with the Federal Arbitration Act. If a court determines the FAA does not apply to a particular dispute or to one or both parties, the parties agree that the Texas Arbitration Act (“TAA”) will apply and acknowledge that the Company is based in Texas. If neither the FAA or TAA apply, the parties stipulate and agree the arbitration law of the jurisdiction where the arbitration will take place will apply. The Company and Participant waive any right for any dispute to be brought, heard, decided, or arbitrated as a class action or collective action, and the arbitrator will have no authority to preside over any class or collective action

(“Class Action Waiver”). The following claims and disputes are not covered under this Arbitration Agreement: (i) Workers’ Compensation benefit claims (but workers’ compensation discrimination or retaliation is covered); (ii) state unemployment or disability insurance compensation claims; and (iii) disputes that may not be arbitrated or subject to pre-dispute arbitration as expressly provided by Dodd-Frank Wall Street Reform and Consumer Protection Act or other controlling federal statute.”
b.FINRA Registered Representatives or Associated Persons. This Section applies to Registered Representatives or Associated Persons, as classified pursuant to the Financial Industry Regulatory Authority (FINRA). To the maximum extent allowed by law, Registered Representatives or Associated Persons, as classified by FINRA, and the Company waive FINRA Rule 13200 (or any successor rule) and agree that any dispute arising out of or related to Your application and selection for employment, employment, and/or termination of employment shall be arbitrated pursuant to this Agreement—and not in a FINRA arbitral forum.
c.FINRA Exception. If the above waiver of FINRA 13200 is deemed invalid or unenforceable, arbitration between the Company and Registered Representatives or Associated Persons, as classified pursuant to FINRA, will be administered by FINRA in individual, bilateral arbitration in accordance with its Code of Arbitration Procedure for Industry Disputes and the FINRA Rules; provided, however, Participant and the Company waive any right to commence, be a party to or an actual or putative class member of any class or collective action arising out of or relating to Participant’s employment with the Company, and agree that any dispute must be arbitrated on an individual, bilateral basis. Additionally, if (1) FINRA declines to hear an arbitration of a dispute between the Company and a Registered Representative or Associated Person, and/or (2) if a claim or dispute is deemed not arbitrable under the FINRA Rules or Code of Arbitration Procedure for Industry Disputes, such disputes shall be resolved in individual arbitration in accordance with this Agreement—including without limitation, the Class and Collective Action Waivers section.
32.Waiver of Jury Trial. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON, THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY AN ARBITRATOR OR, AS PERMITTED BY SECTION 31 ABOVE, A JUDGE HEARING A PETITION FOR PRELIMINARY INJUNCTIVE RELIEF. THEREFORE, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, AND/OR THE RELATIONSHIP ESTABLISHED AMONG THE PARTIES HEREUNDER.
33.Tax Requirements. The Participant is hereby advised to consult immediately with his or her own tax advisor regarding the tax consequences of this Agreement, including, without limitation, any possible tax consequences of this Agreement in connection with Section 409A of the Code. The Company, or if applicable, any Subsidiary (for purposes of this Section 33, the term “Company” shall be deemed to include any applicable Subsidiary) has the authority and the right to deduct or withhold, or require the Participant to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the vesting or conversion of the RSUs. Unless otherwise determined by the Committee at the time the Award is granted or thereafter, the Company shall satisfy any such withholding requirement by withholding the number of Awarded Shares having a Fair Market Value on the date of withholding equal to the amount required to be withheld for tax purposes.
34.Section 409A.
a.To the extent (i) any shares of Common Stock to which the Participant becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with the Participant's Termination of Service with the Company constitutes deferred compensation subject to Section 409A of the Code (“Non-Exempt Deferred Compensation”); (ii) the Participant is deemed at the time of his or her separation from service to be a “specified employee” under Section 409A of the Code; and (iii) at the time of the Participant’s separation from service the Company is publicly traded (as defined in Section 409A of the Code), then such shares of Common Stock (other than any delivery of Common Stock permitted by Section 409A of the Code to be paid or delivered within six months of the Participant’s separation from service) shall not be made until the earlier of (x) the first day of the seventh month following the Participant’s separation from service or (y) the date of the Participant’s death following such separation from service. Upon the expiration of the applicable deferral period, any shares of Common Stock which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 34 (together with, as applicable, accrued interest thereon) shall be delivered to the Participant or the Participant's beneficiary in one lump sum.
b.To the extent any shares of Common Stock to which the Participant becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with the Participant's Termination of Service with the Company constitutes Non-Exempt Deferred Compensation, a Termination of Service shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a Termination of Service unless such termination is also a “separation from service” (within the meaning of Section 409A of the Code).
c.It is intended that this Agreement comply with the provisions of Section 409A of the Code so as to not subject the Participant to the payment of additional interest and taxes under Section 409A of the Code, and in furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions.